EXHIBIT 99.1


VYTA CORP ANNOUNCED FILING OF COLLECTION FORECLOSURE LITIGATION AGAINST BIOAGRA, LLC


Denver, CO (PRWIRE) September 18, 2008 -- Vyta Corp (OTCBB: VYTC) today announced its filing of collection and foreclosure litigation against BIOAGRA LLC, a joint venture, equally owned by Vyta Corp and Justin Holdings, Inc. BIOAGRA, LLC manufactures, markets and distributes AGRASTIM(R), a proprietary all-natural, biologically active yeast Beta-1,3/1,6-D-glucan feed supplement.

The collection and foreclosure litigation is directly related to principal and accrued interest of approximately $4,001,769 in loans advanced by Vyta Corp to BIOAGRA, LLC, including $3,963,982 loaned through a series of secured promissory notes, and an additional $37,787 for open advances not represented by a note.

Following conclusion of such litigation, Vyta Corp expects to own all of the assets of BioAgra LLC and plans to continue engaging in the manufacture and distribution of AGRASTIM(R) while expanding marketing efforts. AGRASTIM(R) has been listed by The Organic Materials Review Institute (OMRI) as approved for use in organic production.

ABOUT VYTA CORP
Vyta Corp, based in Denver, Colorado, is traded on the over-the-counter NASDAQ stock market (OTCBB: VYTC ) as well as on the Frankfurt, Hamburg, XETRA and Munich Exchanges (OTC:VYTA).

In addition to its interest in BIOAGRA, LLC, Vyta Corp owns various patents and intellectual properties related to NCS(R) (NanoPierce Connection System) an advanced electronic connection system. For more information on Vyta Corp, please visit its website at http://www.vytacorp.com.

ABOUT BIOAGRA, LLC
BIOAGRA, LLC is based in Hinesville, Georgia, where it produces, markets and sells AGRASTIM(R), which is a purified, all natural, nontoxic yeast Beta 1,3/1,6-D glucan product with a high bioactivity function that improves the immune systems of animals and humans. AGRASTIM(R) is also used to replace growth promotion antibiotics that are currently used in the feed of the beef and dairy cattle, equine, swine, poultry and aquaculture industries.

This announcement contains forward-looking statements about Vyta Corp that may involve risks and uncertainties. Important factors relating to the Company's operations could cause results to differ materially from those in forward-looking statements and further detailed in filings with the Securities and Exchange Commission (SEC) available at the SEC website (http://www.sec.gov). All forward-looking statements are based on information available to Vyta Corp on the date hereof and Vyta Corp assumes no obligation to update such statements.


Contacts:

Vyta Corp
Paul H. Metzinger
President & Chief Executive Officer
370 17th St.
Suite 3640 Denver, CO 80202
303-592-1010
Fax: 303-592-1054
E-mail: paul@vytacorp.com